UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2005

SUNAIR ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3005 Southwest Third Avenue
Fort Lauderdale, Florida 33315

(Address of Principal Executive Office) (Zip Code)

(954) 525-1505

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

☐	CFR 240.14d-2 (b)) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

☐	CFR 240.13e-4 (c))

Section 1. Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 3.02. Unregistered Sales of Equity Securities.

(a) On June 7, 2005, Sunair Southeast Pest Holdings, Inc. (the “Buyer”), a subsidiary of Sunair Electronics, Inc. (the “Company”), and the selling shareholders (collectively, the “Sellers”) of Middleton Pest Control, Inc., a Florida corporation (“Middleton”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which, on the same date, the Buyer acquired from the Sellers 100% of the issued and outstanding shares of Class A voting common stock and Class B nonvoting common stock of Middleton, representing all of issued and outstanding capital stock of Middleton (collectively, the “Shares”).

     The following is a brief description of the material terms of the Stock Purchase Agreement, which is qualified in its entirety by reference to the Stock Purchase Agreement, including the exhibits thereto, a copy of which is attached hereto as Exhibit 10.11:

•	The aggregate purchase price for the Shares was an amount equal to: (i) $35.0 million in cash; (ii) $5.0 million in the form of a subordinated promissory note (the “Buyer Note”); and (iii) 1,084,599 shares of the Company’s Common Stock, which was determined by dividing (x) $10.0 million by (y) the average closing price of a share of the Company’s Common Stock as reported on the American Stock Exchange for the thirty (30) consecutive trading day period ending the second trading day immediately prior to the closing (collectively, the “Transaction Consideration”). The Transaction Consideration was allocated pro rata among the Sellers.

•	The amount of cash and the principal amount of the Buyer Note may be subject to a post-closing adjustment based on Middleton’s closing balance sheet. Further, the Buyer may pay additional consideration to the Sellers to account for any increased tax liability that may be incurred by the Sellers as a result of the transaction. The number of shares of the Company’s Common Stock to be issued in connection with the transaction will not be subject to any post-closing adjustments.

     The shares of the Company’s Common Stock were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Each of the Sellers has represented to the Buyer that such Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     There may be risks for investors associated with relying on representations, warranties, covenants, and agreements contained in the Stock Purchase Agreement. The representations and warranties in the Stock Purchase Agreement may be qualified by disclosure schedules that have not been filed with the Securities and Exchange Commission, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes, and represent an allocation of risk as between the parties as part of the transaction reflected in the Stock Purchase Agreement. Moreover, the representations and warranties may become incorrect after the date of the Stock Purchase Agreement, and changes, if any, may not be reflected in the Company’s public disclosures. The covenants and agreements contained in the Stock Purchase Agreement are solely for the benefit of the Company, the Buyer and the Sellers, and compliance with each covenant and agreement may be waived, and the time for performance under each covenant and agreement may be extended, by the party entitled to the benefit of the covenant or agreement.

(b) In connection with the completion of the acquisition of Middleton, on June 7, 2005 the Buyer entered into a 5-year employment agreement with Gregory Clendenin. Mr. Clendenin, who served as the president and CEO of Middleton, will serve as CEO of the Buyer and Middleton. The compensation payable to Mr. Clendenin will be approximately $332,652 in annual salary plus a bonus plan under which Mr. Clendenin may receive up to 10% of the net increase in value of the Buyer for the Southeast territory that Mr. Clendenin will manage. Mr. Clendenin will also be entitled to participate in any bonus plan, incentive stock option plan or other employee benefits of the Buyer that are available to other similarly situated executives of the Buyer.

     The Company has agreed to make available a pool of 300,000 options to purchase shares of the Company’s Common Stock for Mr. Clendenin and certain members of his management team, who will also be employed by the Buyer, which such options will be issued under the Company’s 2004 Stock Incentive Plan. On June 7, 2005, the Board of Directors of the Company approved the grant of 194,168 shares of Common Stock, of which Mr.

Clendenin will receive 47,625.

     The description above is a summary and is qualified in its entirety by the Employment Agreement, which is filed as Exhibit 10.12 to this report.

     At the closing of the acquisition of Middleton on June 7, 2005, as a Seller of Shares, a trust affiliated with Mr. Clendenin received the following in exchange for its Shares: $7.0 million in cash, 216,920 shares of Company Common Stock and, jointly with Mr. Steinmetz and irrevocable trusts, the Buyer Note.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) In connection with the acquisition of Middleton, on June 7, 2005, the Buyer entered into the Buyer Note. The principal amount of the Buyer Note is $5.0 million, which is due and payable in full on the fifth anniversary from the date of issuance. The Buyer Note bears interest at an annual rate equal to the prime rate as reported from time to time in the Wall Street Journal. The Buyer Note is subordinated to any indebtedness of the Company, and its subsidiaries, unless the instruments evidencing such borrowing provide otherwise. In order for the Buyer Note to be subordinated to any new indebtedness incurred by the Company after June 7, 2005, the principal purpose of such new indebtedness must be used in connection with the pest control services and lawn care services business. Amounts due under the Buyer Note, including accrued and unpaid interest, will be accelerated if the Buyer defaults on the timely payment of principal and interest or upon the dissolution, termination of existence, or insolvency or bankruptcy of the Buyer.

     The description above is a summary and is qualified in its entirety by the Buyer Note, which is filed as Exhibit 10.13 to this report.

(b) On June 7, 2005, the Company and its domestic subsidiaries entered into a credit agreement relating to an unsecured 2-year revolving credit facility (the “Credit Facility”) with the lenders named therein and Wachovia Bank, National Association, as facility agent (“Wachovia”). The Credit Facility provides for borrowings up to an aggregate principal amount of $20.0 million, including a $3.0 million letter of credit subfacility, and expires on June 7, 2007. Interest rates on borrowings under the Credit Facility will be based on LIBOR plus the applicable percentage, which is based on the Company’s leverage ratio, as further described in the Credit Facility.

     The Credit Facility will be used generally to finance in part the acquisition of Middleton, to refinance existing indebtedness, and for working capital and other general corporate purposes, including capital expenditures and permitted acquisitions.

     The Credit Facility requires the Company to maintain specified financial ratios regarding leverage, interest coverage and EBITDA. The Credit Facility also places certain restrictions on, among other things, the Company’s ability to create or incur indebtedness, pay or make dividends or other distributions, create or permit certain liens, enter into transactions with affiliates and merge or consolidate with other entities.

     The Credit Facility contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; change of control, unstayed material judgment beyond specified periods; and acceleration or payment default of other material indebtedness. If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans may be accelerated and the lenders’ commitments may be terminated. The occurrence of the bankruptcy and insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Facility.

     The Company’s obligations under the Credit Facility are guaranteed by all of the Company’s domestic subsidiaries. The Company and its affiliates do not have any material relationship with Wachovia, other than under the Credit Facility.

     On June 7, 2005, in connection with the acquisition of Middleton, the Company borrowed $14.0 million under the Credit Facility.

     The description above is a summary and is qualified in its entirety by the Credit Facility, which is filed as Exhibit 10.14 to this report.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     In accordance with the Stock Purchase Agreement, on June 8, 2005, subsequent to the closing of the acquisition the Company appointed Charles Steinmetz, an affiliate of Middleton, to the Company’s Board of Directors. Mr. Steinmetz will fill a vacancy that was created on the Board of Directors by the shareholders of the Company at the 2004 Annual Meeting of Shareholders. Mr. Steinmetz was elected by the affirmative vote of a majority of the current directors, in accordance with the Company’s bylaws.

     At the closing of the acquisition of Middleton on June 7, 2005, as Sellers of Shares, Mr. Steinmetz and irrevocable trusts received, in the aggregate, the following in exchange for their Shares: $28.0 million in cash, 867,679 shares of Company Common Stock and, jointly with a trust affiliated with Mr. Clendenin, the Buyer Note.

Section 8 – Other Events

Item 8.01. Other Events.

     On June 8, 2005, the Company issued a press release announcing the completion of the acquisition of Middleton, a copy of which is filed herewith as Exhibit 99 and is incorporated herein by reference.

     In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 attached hereto is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is not otherwise subject to the liabilities of that section. Accordingly, the information in Exhibit 99 attached hereto will not be incorporated by reference into any filing made by the Company under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

     As permitted by Item 9.01(a)(4) of Form 8-K, the Company will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this Form 8-K must be filed.

(b) Pro Forma Financial Information.

     As permitted by Item 9.01(b)(2) of Form 8-K, the Company will, if required, file the financial statements required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this Form 8-K must be filed.

(c)	Exhibits	Description
	99	Press Release, dated June 8, 2005.

	10.11	Stock Purchase Agreement by and Among the Sellers Named Therein and Sunair Southeast Pest Holdings, Inc., dated as of June 7, 2005.

	10.12	Employment Agreement between Sunair Southeast Pest Holdings, Inc. and Gregory

Clendenin, dated as of June 7, 2005.
	10.13	Subordinated Promissory Note, dated as of June 7, 2005

10.14
Credit Agreement among Sunair Electronics, Inc., its Domestic Subsidiaries from time to time parties thereto, the Lenders parties thereto, and Wachovia Bank, National Association, dated as of June 7, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR ELECTRONICS, INC.
Date: June 8, 2005	By:	/s/ SYNNOTT B. DURHAM
Synnott B. Durham
Chief Financial Officer

Exhibit Index

Exhibits	Description
99	Press Release, dated June 8, 2005.

10.11	Stock Purchase Agreement by and Among the Sellers Named Therein and Sunair Southeast Pest Holdings, Inc., dated as of June 7, 2005.

10.12	Employment Agreement between Sunair Southeast Pest Holdings, Inc. and Gregory Clendenin, dated as of June 7, 2005.

10.13	Subordinated Promissory Note, dated as of June 7, 2005

10.14
Credit Agreement among Sunair Electronics, Inc., its Domestic Subsidiaries from time to time parties thereto, the Lenders parties thereto, and Wachovia Bank, National Association, dated as of June 7, 2005.